Exhibit 99.1

FreightCar America, Inc. Reports First Quarter 2017 Results

Highlights

  First quarter revenue of $139.5 million on deliveries of 1,525 units
  First quarter net income of $0.6 million, or $0.05 per diluted share
  Diversified backlog totaling 2,802 railcars valued at $285 million
  Total cash, cash equivalents, marketable securities and restricted cash of $114.8 million at March 31, 2017
  Full year 2017 delivery range increased to be between 4,200 and 4,400 railcars

CHICAGO, May 03, 2017 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ:RAIL) today reported results for the first quarter ended March 31, 2017, with net income of $0.6 million, or $0.05 per diluted share, compared to net income of $12.7 million, or $1.03 per diluted share, in the same period last year. First quarter 2017 results included pre-tax restructuring charges of $1.8 million, of which $0.4 million were non-cash expenses, while first quarter 2016 results included a gain on a settlement of retiree benefit plan obligations of $14.3 million.

“Our cost reduction efforts and operational improvements are beginning to positively impact our results as deliveries and net income exceeded fourth quarter 2016 results. However, overall market conditions remain challenging as demonstrated by continued weakness in orders for new railcars,” said Joe McNeely, President and Chief Executive Officer. “While near term uncertainty still exists, we are confident that the cost reduction initiatives that we have implemented, our diversified product offering and our strong balance sheet have positioned the Company to manage through the downturn. Finally, deliveries for 2017, including the cars delivered in the first quarter and orders received to date in the second quarter, are now expected to range between 4,200 and 4,400 railcars.”

Consolidated revenues were $139.5 million in the first quarter of 2017 compared to $148.6 million in the same quarter of 2016. The Company delivered 1,525 railcars in the first quarter of 2017, which included 1,425 new railcars and 100 leased railcars. This compares to 1,609 railcars delivered in the first quarter of 2016, all of which were new railcars. Orders in the first quarter of 2017 totaled 68 railcars, of which 15 were new railcars and 53 were rebuilt railcars. The Company had a diversified backlog totaling 2,802 railcars at March 31, 2017, valued at $285 million.

Consolidated operating income for the first quarter of 2017 was $1.1 million compared to $19.6 million for the first quarter of 2016. Adjusted operating income, which excludes pre-tax restructuring charges totaling $1.8 million in the first quarter of 2017, was $2.9 million compared to adjusted operating income of $5.3 million in the first quarter of 2016, which excluded the gain on settlement of retiree benefit plan obligations of $14.3 million. Adjusted operating income is a non-GAAP financial measure. A reconciliation of adjusted operating income to operating income, the most directly comparable GAAP measure, is provided in the attached supplemental disclosure.

Cash, cash equivalents, marketable securities and restricted cash were $114.8 million as of March 31, 2017.

The Company will host a conference call and live webcast on Thursday, May 4, 2017 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s first quarter 2017 financial results. To participate in the conference call, please dial (800) 230-1766, Confirmation Number 422845.  Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 422845

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call.  An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on May 4, 2017 until 11:59 p.m. (Eastern Daylight Time) on June 4, 2017.  To access the replay, please dial (800) 475-6701.  The replay pass code is 422845.  An audio replay of the call will be available on the Company’s website within two days following the earnings call.

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2017	2016
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$98,067	$92,750
Restricted certificates of deposit	5,720	5,970
Marketable securities	10,996	—
Accounts receivable, net	22,167	25,207
Inventories, net	77,501	97,904
Income taxes receivable	13,286	13,283
Other current assets	15,929	6,056
Total current assets	243,666	241,170

Property, plant and equipment, net	44,405	46,347
Railcars available for lease, net	23,962	24,018
Goodwill	21,521	21,521
Deferred income taxes, net	3,798	4,221
Other long-term assets	1,968	1,978
Total assets	$339,320	$339,255

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$33,302	$34,536
Accrued payroll and other employee costs	4,215	3,117
Reserve for workers’ compensation	4,187	4,444
Accrued warranty	8,591	8,324
Customer deposits and deferred revenue	645	371
Other current liabilities	3,520	3,343
Total current liabilities	54,460	54,135
Accrued pension costs	6,895	6,821
Accrued postretirement benefits, less current portion	5,852	5,769
Deferred income state and local incentives, long-term	10,825	11,380
Accrued taxes and other long-term liabilities	4,625	4,236
Total liabilities	82,657	82,341

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	90,499	92,025
Treasury stock, at cost	(12,642)	(14,583)
Accumulated other comprehensive loss	(8,135)	(8,163)
Retained earnings	186,814	187,508
Total stockholders’ equity	256,663	256,914
Total liabilities and stockholders’ equity	$339,320	$339,255

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(In thousands, except for share and per share data)

Revenues	$139,536	$148,590
Cost of sales	129,646	132,703
Gross profit	9,890	15,887
Selling, general and administrative expenses	7,011	10,598
Gain on settlement of postretirement benefit plan obligation, net of plaintiffs’ attorneys’ fees	—	(14,306)
Restructuring and impairment charges	1,777	—
Operating income	1,102	19,595

Interest expense and deferred financing costs	(42)	(45)
Other income	18	81
Income before income taxes	1,078	19,631
Income tax provision	440	6,964
Net income	$638	$12,667

Net income per common share - basic	$0.05	$1.03

Net income per common share - diluted	$0.05	$1.03

Weighted average common shares outstanding -
basic	12,269,555	12,252,131

Weighted average common shares outstanding -
diluted	12,269,555	12,252,131

Dividends declared per common share	$0.09	$0.09

FreightCar America, Inc.
Condensed Segment Data
(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(In thousands)
Revenues:
Manufacturing	$137,740	$146,071
Corporate and Other	1,796	2,519
Consolidated revenues	$139,536	$148,590

Operating income (loss):
Manufacturing	$7,249	$12,782
Corporate and Other (1)	(6,147)	6,813
Consolidated operating income	$1,102	$19,595

(1) Results for the three months ended March 31, 2016 included a $14,306 gain on settlement of a postretirement benefit plan obligation, net of plaintiffs’ attorneys’ fees.

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(In thousands)
Cash flows from operating activities
Net income	$638	$12,667
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation and amortization	2,337	2,619
Recognition of deferred income from state and local incentives	(555)	(532)
Gain on settlement of postretirement benefit plan obligation	—	(15,606)
Deferred income taxes	408	16,149
Stock-based compensation recognized	214	229
Other non-cash items	84	334
Changes in operating assets and liabilities:
Accounts receivable	1,630	21,387
Inventories	20,101	(21,353)
Other assets	(9,872)	(3,152)
Accounts and contractual payables	(1,170)	5,431
Accrued payroll and employee benefits	1,098	(3,976)
Income taxes receivable/payable	48	(6,277)
Accrued warranty	267	385
Customer deposits and other liabilities	547	12,649
Payment for settlement of postretirement benefit plan obligation	—	(31,616)
Accrued pension costs and accrued postretirement benefits	185	(6,283)
Net cash flows provided by (used in) operating activities	15,960	(16,945)

Cash flows from investing activities

Purchase of restricted certificates of deposit	(4,668)	(1,182)
Maturity of restricted certificates of deposit	4,918	2,910
Purchase of securities held to maturity	(10,995)	—
Proceeds from maturity of securities	—	6,000
Purchases of property, plant and equipment	(296)	(2,447)
Proceeds from sale of property, plant and equipment	119	—
State and local incentives received	1,410	—
Net cash flows (used in) provided by investing activities	(9,512)	5,281

Cash flows from financing activities

Employee stock settlement	(14)	(70)
Cash dividends paid to stockholders	(1,117)	(1,111)
Net cash flows used in financing activities	(1,131)	(1,181)

Net increase (decrease) in cash and cash equivalents	5,317	(12,845)
Cash and cash equivalents at beginning of period	92,750	83,068
Cash and cash equivalents at end of period	$98,067	$70,223

FreightCar America, Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)

Adjusted operating income (loss) represents the Company’s operating income (loss) adjusted to exclude the effects of $1.8 million of pre-tax restructuring and impairment charges related to the Company’s cost reduction plan in the first quarter of 2017, the $14.3 million pre-tax gain on settlement of the retiree benefits litigation in the first quarter of 2016 and $0.7 million of pre-tax restructuring and impairment charges related to the Company’s cost reduction plan in the fourth quarter of 2016. The Company believes that adjusted operating income (loss) is useful to investors because it allows investors to more effectively compare the Company’s financial results prior to and after the impact of the items described above. Adjusted operating income (loss) is not a financial measure presented in accordance with GAAP.

In addition, the presentation of this non-GAAP measure is intended to enhance the usefulness of the financial information by providing a measure that the Company’s management uses internally to evaluate the Company’s baseline performance. Accordingly, when analyzing our operating performance, investors should not consider adjusted operating income (loss) in isolation or as a substitute for operating income (loss) in accordance with GAAP. Our calculation of this non-GAAP measure is not necessarily comparable to that of other similarly titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to operating income (loss), the most directly comparable GAAP measure, follows:

	Three Months Ended March 31,		Three Months Ended December 31,
	2017	2016	2016
	(In thousands)

Operating income (loss), as reported	$1,102	$19,595	$(3,094)
Less: Gain on settlement of retiree benefit plan obligations, net of plaintiffs’ attorneys’ fees	-	(14,306)	-
Add: Restructuring and impairment charges	1,777	-	730
Adjusted operating income (loss)	$2,879	$5,289	$(2,364)

MEDIA CONTACT Matthew S. Kohnke
TELEPHONE (800) 458-2235